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                                                                    Exhibit 99.1
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FOR IMMEDIATE RELEASE                                              July 11, 2000
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FOR JACOBS ENGINEERING GROUP INC.
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    John W. Prosser, Jr.
    Senior Vice President
    Finance and Administration
    (626) 578-6803

          Jacobs Terminates Acquisition Agreement with Stone & Webster


     PASADENA, CALIF. - Jacobs Engineering Group Inc. (NYSE: JEC) today confirmed that they have terminated their previously announced agreement for the acquisition of substantially all assets of Stone & Webster, Incorporated (OTC:
SWBIQ.OB). The termination was a result of Jacobs not being the successful bidder in the auction for the business of Stone & Webster in a proceeding under Chapter 11 of the U.S. Bankruptcy Code. While the transaction is subject to bankruptcy court approval, it is anticipated that the sale to the successful bidder will be approved at a court hearing on Wednesday, July 12, 2000. Under provision of the secured Revolving Credit Agreements between Stone & Webster and Jacobs, all working capital advances made by Jacobs will be repaid upon approval of the sale by the bankruptcy court.

    Jacobs President and CEO Noel Watson stated, "We are disappointed that we lost this opportunity to diversify into the power market, however, when the pricing of the transaction moved above our established range, we felt it was best to withdraw from the bidding process."

    Jacobs Engineering Group Inc. is one of the world's largest providers of professional technical services. With annual revenues exceeding $3 billion, the company offers full-spectrum support to industrial, commercial, and government clients in diverse markets. Services include scientific and specialty consulting as well as all aspects of project execution and operations & maintenance.

    Any statements made in this release that are not based on historical fact are forward-looking statements. Any forward-looking statements made in this release represent management's best judgement as to what may occur in the future. However, Jacobs' actual outcome and results are not guaranteed and are subject to certain risks, uncertainties and assumptions ("Future Factors"), and may differ materially from what is expressed. For a description of Future Factors that could cause actual results to differ materially from such forward-looking statements, see the discussion under the section "Forward-Looking Statements and Other Safe Harbor Applications" included in Management's Discussion and Analysis filed as part of Exhibit 13 to the Company's 1999 Annual Report on Form 10-K.